Exhibit 99.1

Affordable Residential Communities Inc. Announces Sale of ARC’s Manufactured Home Community Business

ENGLEWOOD, Colo., April 17, 2007—Affordable Residential Communities Inc. (NYSE: ARC) announced that it has entered into a definitive transaction agreement with an affiliate of Farallon Capital Management, LLC providing for the sale of ARC’s manufactured home community business.

Under the terms of the agreement and after giving effect to estimated expenses and taxes, the amount realized by ARC is estimated to be approximately $540 million to $545 million net of retained debt and preferred stock, or approximately $9.35 to $9.40 per common share on a fully diluted basis. The gross proceeds to ARC will be $1.794 billion consisting of cash and assumed debt, subject to adjustment.  Giving effect to the agreement by Farallon to pay all costs associated with the assumption, defeasance or prepayment of the assumed debt, the transaction will result in higher net proceeds to ARC than the proposed transaction announced on April 9, 2007.  It is anticipated that ARC will utilize a significant portion of its existing net operating losses (NOLs) in the transaction.  ARC will retain approximately $125.0 million par value of Series A Preferred Stock, $96.6 million of Senior Exchangeable Notes Due 2025 and $25.8 million of Trust Preferred Securities Due 2035.  ARC will retain its ownership of the recently acquired NLASCO insurance operations, and it will seek to make opportunistic acquisitions with the proceeds from the transaction.  The transaction is expected to be completed by the end of 2007, subject to receipt of stockholder approval as well as the satisfaction of other customary closing conditions.  Farallon has agreed to offer positions to all of ARC’s employees currently engaged in the manufactured home community business on substantially the same terms as at present.

Larry Willard, ARC’s Chairman and Chief Executive Officer, said “We are very pleased to have reached an agreement with Farallon and we are confident that Farallon’s financial resources and real estate expertise will provide a compelling opportunity for our employees and customers.  We look forward to the opportunity to reposition the company.”

Sandler O’Neill + Partners, L.P. has delivered a fairness opinion to ARC in connection with this transaction.  Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to ARC.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as financial advisor to Farallon.  Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to Farallon.

In connection with the proposed transaction, a proxy statement relating to certain of the matters discussed in this press release is expected to be filed with the Securities and Exchange Commission. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov).  ARC SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  ARC, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from ARC’s shareholders in connection with certain of the matters discussed in this press release. Information regarding such persons and their interests in ARC is contained in ARC’s proxy statements and annual reports on Form 10-K filed with the SEC. Shareholders and investors may obtain additional information regarding the interests of ARC and its directors and executive officers in the matters discussed in this press release, which may be different than those of ARC’s shareholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this press release, which is expected to be filed with the SEC.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC” or the “Company”), excluding discontinued operations, currently owns and operates approximately 57,264 homesites located in 275 communities in 23 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

About Farallon Capital Management, L.L.C.

Farallon Capital Management, L.L.C. (“Farallon”) is a global, San Francisco-based  investment management company that manages discretionary equity capital of more than $26 billion,  largely from institutional  investors such as university endowments,  foundations,  and pension plans. Farallon was founded in March 1986 by Thomas F. Steyer.  Farallon invests in public and private debt and equity  securities,  direct  investments  in private  companies and real estate.  Farallon  invests  in real  estate  across all asset  classes  around the world, including the United States,  Europe,  Latin America and India. More information about Farallon may be found at www.faralloncapital.com.

Farallon’s operating partner in the acquisition of ARC’s mobile home community business is Riverside Communities (“Riverside”), a Chicago-based private real estate investment management company whose team members have more than 40 years of experience in the manufactured home community business, including the acquisition of more than 75 communities across the United States.  Riverside is led by David Helfand, formerly the President and Chief Executive Officer of Equity Lifestyle Properties.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general risks affecting the real estate industry; the Company’s ability to maintain or increase rental rates and occupancy with respect to properties currently owned; the Company’s assumptions on rental home and home sales and financing activity; completion of pending acquisitions and sales, if any, and terms of and timing with respect thereto; the Company’s growth and expansion into new markets or successful integration of acquisitions; the effect of interest rates; and the completion of the transaction discussed in this press release. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found under the heading “Forward-Looking Statements” in the Company’s 2006 Annual Report on Form 10-K, 2006 Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Definitive Proxy Statements and Registration Statements filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). The forward-looking statements contained in this news release speak only as of the date of the release, and the Company assumes no obligation to update the forward-looking statements or update the reasons why actual results could differ from those contained in the forward-looking statements.

Contact:

Affordable Residential Communities Inc.

Larry Willard, 866-847-8931

Chief Executive Officer

investor.relations@aboutarc.com

or

Integrated Corporate Relations, Inc.

Brad Cohen, 203-682-8211